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PROSPECTUS SUPPLEMENT
(To Prospectus dated February 25, 2002)

1,090,909 Shares

THE MILLS CORPORATION

Common Stock

        We are offering and selling 1,090,909 shares of our common stock, par value $.01 per share, to Cohen & Steers Quality Income Realty Fund, Inc., which we refer to as the fund, with this prospectus supplement. Our common stock is listed on the New York Stock Exchange under the symbol "MLS." The last reported sale price for our common stock on February 25, 2002 was $27.50 per share.

        Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page S-2 of this prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The fund will purchase our common stock at a price of $27.50 per share, resulting in $28,237,500 of net proceeds to us after we pay a placement agent fee of $1,537,500 and other estimated expenses of this offering.

        Our common stock will be ready for delivery on or about February 28, 2002.

The date of this prospectus supplement is February 25, 2002

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the placement agent has not, authorized any person to provide you with different information. You should not rely on any information provided by anyone that is different or inconsistent. We are not, and the placement agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

        As used in this prospectus supplement, the terms "Mills," the "Company," "we," "our" or "us" mean The Mills Corporation and its direct and indirect subsidiaries, including The Mills Limited Partnership, or Mills LP, Management Associates Limited Partnership, and MillsServices Corp., which we consolidate for financial reporting purposes, unless the context indicates otherwise. For purposes of federal income tax discussions, the terms "Mills," the "company," "we," "our" or "us" excludes MillsServices Corp.

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SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. Because it is a summary, it may not contain all of the information that is important to you. You should read carefully this entire prospectus supplement and the accompanying prospectus, especially the section entitled "Where You Can Find More Information" on page 2 of the accompanying prospectus and the section entitled "Risk Factors" beginning on page S-2 of this prospectus supplement, as well as the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus, before making a decision to invest in our common stock.

The Company

        We own interests in, develop, redevelop, lease, acquire, expand and manage a portfolio currently consisting of 13 super-regional, retail and entertainment oriented centers, which we refer to as the "Mills" or "Block" projects, a community shopping center and a portfolio of 46 single tenant retail properties, subject to net leases, that operate as CVS pharmacies. We are the sole general partner of Mills LP. We conduct all of our business through Mills LP, in which we owned, as of February 25, 2002, approximately 62.9% of the common units. We are a publicly traded, self-managed real estate investment trust, or REIT, and have been a REIT since completion of our initial public offering in April 1994. Prior to that time, our assets, which then consisted of four Mills and ten community centers, were each held by individual partnerships.

        We maintain our executive offices at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209. Our telephone number is (703) 526-5000. We also maintain a web site at www.millscorp.com. The information on our web site is not, and you must not consider the information to be, a part of this prospectus supplement.

The Offering

Shares of common stock being offered by us	1,090,909 shares
Shares of common stock outstanding after the offering and the concurrent offering(1)	30,312,082 shares(1)
Use of proceeds	We estimate that our net proceeds from this offering, after payment of expenses, will be approximately $28.2 million. We intend to use these net proceeds to repay indebtedness under our corporate revolving credit facility and for general corporate purposes.
Risk Factors	See "Risk Factors" beginning on page S-2 of this prospectus supplement and other information included in the accompanying prospectus for a description of factors that you should consider carefully before making a decision to invest in our common stock.
New York Stock Exchange symbol	"MLS"

(1)
The number of shares of common stock outstanding after the offering is based on 28,493,903 shares of common stock outstanding as of February 25, 2002 and includes an aggregate of 727,720 shares to be issued in a concurrent offering described in the "Recent Developments" section, which aggregate number does not include 109,090 shares that are issuable upon the underwriter's exercise of its option to purchase additional shares, and excludes shares of common stock issuable upon exercise of options under our 1994 Executive Equity Incentive Plan and our 1999 Stock Option Plan, redemption of units of Mills LP and conversion of our series A cumulative convertible preferred stock.

RISK FACTORS

        An investment in our capital stock involves various risks. You should consider carefully the following material risks together with the other information contained or incorporated by reference in this prospectus supplement before making a decision to invest in our capital stock

RISKS ASSOCIATED WITH OUR CAPITAL STOCK

        You may be subject to adverse consequences if you attempt to acquire shares in excess of 9.225% of our capital stock.

        For us to qualify as a REIT, ownership of our capital stock, directly or by virtue of the applicable attribution provisions of the Internal Revenue Code, by any person or persons acting as a group is limited to 9.225% of our outstanding capital stock. Any transfer that would cause you to violate this 9.225% ownership limit will result in the immediate conversion of the excess shares into shares of "excess stock" that are non-voting and that may not participate in distributions (except for distributions in a liquidation of our company). The shares of excess stock would be immediately transferred to us as trustee of a trust for the exclusive benefit of beneficiaries that you may designate, subject to our right to purchase the shares for fair consideration.

        You may be subject to adverse consequences if you are not a U.S. person and you attempt to acquire shares of our capital stock.

        Provisions in our certificate of incorporation are designed to ensure that we maintain our status as a REIT by rendering void transfers of our shares that will jeopardize our status as a REIT and by eliminating rights of the shares of transferred stock. Under these provisions, if you are not a U.S. person and you acquire shares of our capital stock, if your acquisition causes less than 50% of our capital stock to be owned by U.S. persons, the shares that you acquire may convert immediately into shares of excess stock that will be non-voting and that may not participate in distributions (except for distributions in a liquidation of our company). The shares of excess stock would be immediately transferred to us as trustee of a trust for the exclusive benefit of beneficiaries that you may designate, subject to our right to purchase the shares for fair consideration.

        The price of our common stock is subject to many factors, some of which are not in our control.

        The price of our common stock in the public markets may be adversely affected by a number of factors, many of which are beyond our control. These factors include:

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  possible increases in market interest rates, which may lead purchasers of common stock to demand a higher annual yield from distributions by us in relation to the price paid for our common stock;

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  the relatively low daily trading volume of REITs in general, including our common stock; and

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  our ability to invest the proceeds of offerings of securities in a manner that will increase earnings per share.

        Any adverse effect on the market price of our common stock would materially adversely affect the value of your investment in our common stock. Additionally, a significant decrease in the market price of our common stock would make it more difficult for us to raise funds through future offerings of our common stock.

        We may issue a large number of shares of our common stock. Future sales of these shares could adversely affect the value of your investment in our common stock.

        We may issue shares of common stock upon redemption of outstanding units of Mills LP issued at various times, including in connection with our formation and our initial public offering in 1994, and our subsequent acquisition of assets at various times. We have issued, and may be obligated to issue in the future, a substantial number of units of Mills LP to our joint venture partners in connection with their capital contributions to our joint venture projects, and to other persons or entities that contribute to our joint venture projects. These units of Mills LP are and, upon issuance, will be exchangeable for shares of our common stock. In addition, as of February 25, 2002, we have granted or authorized to be granted options to purchase 3,249,502 shares of common stock, taking into account options exercised and options forfeited upon employment termination, and we have authorized to be granted but have not issued 413,565 shares of restricted stock to a number of our directors, officers and employees. The issuance or sale of a substantial number of shares of common stock, or the perception that those sales could occur, could adversely affect prevailing market prices for shares. We cannot predict what effect future issuances and sales of common stock will have on the market prices of shares.

        Distributions to holders of our common stock are junior in right of payment to dividends on our preferred stock and our other liabilities.

        Mills LP's ability to make distributions to us depends on its subsidiaries' and joint ventures' ability first to satisfy their obligations to their creditors and then to make distributions to Mills LP. Similarly, our ability to make distributions to our stockholders depends on Mills LP's ability first to satisfy its obligations to its creditors and then to make distributions to us. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to any of our subsidiaries or joint ventures, holders of their indebtedness and their creditors will generally be entitled to payment of their claims from the assets of those subsidiaries and joint ventures before any assets are made available for distribution to us. In every case, the holders of our common stock, and all other equity securities junior in right as to dividends and liquidating distributions to our series A cumulative convertible preferred stock, par value $.01 per share, will have the right to participate in any distribution of our assets only after the claims of our creditors and holders of our series A preferred stock are satisfied. The certificate of designations governing our series A preferred stock prohibits us from making dividend payments, distributions and all other payments to holders of our common stock and all other equity securities junior in right to our series A preferred stock, unless we have paid all accrued dividends on our series A preferred stock or set apart funds for payment of the dividends due to holders of our series A preferred stock.

RISKS ASSOCIATED WITH OUR COMPANY

        New accounting pronouncements and regulations could have an impact on our future earnings and funds from operations.

        We are required to implement new accounting pronouncements and regulations applicable to our business when issued by the Financial Accounting Standards Board, the Commission and other regulatory organizations within the accounting profession. Currently there are three pronouncements being considered that impact the real estate industry. The first proposal, "Accounting for Investments in Real Estate Ventures," contemplates a change in the method of calculating equity in earnings of unconsolidated joint ventures. The second proposal, "Accounting for Certain Costs and Activities Related to Property, Plant and Equipment," would eliminate the capitalization of various development costs and would require depreciation of different asset components based upon each of their lives.

        The third proposal is to eliminate the extraordinary classification requirement for debt extinguishments through a rescission of FASB Statement No. 4, "Reporting Gains and Losses From Extinguishment of Debt," which would require the Company to classify costs incurred to refinance debt obligations as ordinary operations rather than as an extraordinary item beginning January 1, 2003. Additionally, this proposal will require a similar reclassification of prior period amounts when comparative amounts are disclosed subsequent to adoption by the Company. Adoption of this proposal would not affect our reported earnings, but would reduce our reported funds from operations. During the nine months ended September 30, 2001, we reported as an extraordinary item $16.6 million in extraordinary losses from extinguishment of debt.

        All proposals are still in the adoption process and have not been finalized. Accordingly, we cannot assure you that these proposals will be adopted in their current form or at all. If adopted, the final form of these proposals could have an impact on our earnings and funds from operations.

        We have substantial indebtedness. We require significant cash flow in order to make required payments on our securities and on our indebtedness.

        As of September 30, 2001, we had total debt of approximately $1.5 billion, including our pro rata share of unconsolidated joint venture debt. In addition, as of the date of this report, we have issued and outstanding 750,000 shares of series A preferred stock. We must make regular dividend payments to the holders of our series A preferred stock. The dividends payable are calculated based on the number of shares outstanding and the dividend rate, which regularly increases from year to year. We have also guaranteed selected outstanding unconsolidated joint venture debt, representing an affiliate's portion of outstanding unconsolidated joint venture debt, which guaranties expire upon the achievement of specified financial performance tests. We expect to make similar guarantees in connection with our future developments.

        We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. If a property were mortgaged to secure payment of indebtedness and we were unable to meet mortgage payments, the mortgagee could foreclose upon that property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies. We are subject to the additional risk that our cash flow may be insufficient for us to make the required dividend payments to the holders of our series A preferred stock. If we fail to make the required dividend payments to the holders of our series A preferred stock, we will be subject to serious penalties under the terms of the documents that govern our series A preferred stock. Our substantial debt and our dividend obligations on the series A preferred stock could cause us to be unable to make dividend payments, distributions and other payments on our common stock and all other equity securities junior in right to our series A preferred stock.

        Our degree of leverage could limit our ability to obtain additional financing.

        As of September 30, 2001, our consolidated borrowing and pro rata share of unconsolidated borrowings totaled approximately $1.5 billion, which represented approximately 59.9% of our total market capitalization as of that date. As used in this report, total market capitalization means the sum of the outstanding amount of all our indebtedness, the total liquidation preference of all our preferred shares and the total market value of our common shares and units of partnership interest of Mills LP, based on the closing price of our common stock as of September 30, 2001. Increases in our leverage could adversely affect our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes, and may make us more vulnerable to a downturn in business or the economy generally.

        We will need additional capital to either refinance or repay existing indebtedness at maturity. There is no guaranty that we can refinance or obtain other financing to repay matured debt.

        The terms of most of our indebtedness do not require significant principal payments prior to maturity. Currently, we do not anticipate making any additional principal payments prior to maturity. Consequently, in order to pay in full the principal amount at maturity, we may need to refinance or repay our indebtedness by (1) obtaining additional secured or unsecured debt financing; (2) issuing private or public debt instruments; (3) offering for sale additional equity securities; or (4) selling our assets. We have no refinancing commitments covering the principal payments at maturity. We cannot assure you that refinancing will be available on reasonable terms or at all. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, the interest expense relating to refinanced indebtedness would increase, which would adversely affect our funds from operations and reduce the amount of distributions we can make to our stockholders. If we are unable to secure refinancing of the mortgage indebtedness encumbering a property on acceptable terms, we may be forced to dispose of that property upon disadvantageous terms, or the mortgagee could foreclose upon the property. In addition to the loss of a source of income and an income flow, a disadvantageous sale or foreclosure may result in a partial or complete loss on our investment.

        A sharp increase in the dividend rate on our series A preferred stock takes effect if we have not repurchased our outstanding series A preferred stock by October 30, 2004. In order to complete the repurchase of this series A preferred stock and prevent the dividend rate increase from taking effect, we may need to raise additional capital. There is no guaranty that we can raise additional capital for this repurchase.

        Dividend payments to holders of our series A preferred stock will increase significantly if shares of series A preferred stock remain issued and outstanding on October 30, 2004. Under the terms of our series A preferred stock, we are not permitted to repurchase our series A preferred stock prior to November 11, 2003 without incurring substantial extra costs. Accordingly, we anticipate that we will attempt to repurchase our series A preferred stock between November 11, 2003 and October 30, 2004. In order to finance the repurchase, we may need to use one or more of the methods listed in the previous risk factor. We cannot assure you that we will obtain financing on reasonable terms or at all. If we are unable to secure financing on reasonable terms, we may not be able to repurchase our outstanding series A preferred stock prior to the increase in required dividend payments, if at all.

        Holders of series A preferred stock have the right, under specific circumstances, to require us to repurchase the series A preferred stock. There is no guaranty that we can obtain financing for the repurchase. If we do not timely repurchase the series A preferred stock, the repurchase price will increase significantly.

        Holders of series A preferred stock may exercise their right under the series A preferred stock purchase agreement to require us to repurchase all or a portion of our series A preferred stock if:

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  a change in control occurs;

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  we fail, or we are deemed based on substantial evidence to fail, to continue to qualify as a REIT;

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  a material event of noncompliance occurs, such as a violation of the restrictive covenants described in the following risk factor or our failure to observe our obligations in connection with our call right to require the holders of series A preferred stock to sell to us all of the then outstanding shares of series A preferred stock; or

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  shares of series A preferred stock remain issued and outstanding after April 30, 2006.

        Generally, the repurchase price varies based on the event giving rise to the put right of the holders of series A preferred stock and the time of its occurrence. However, if the event is our failure to continue to qualify as a REIT or a material event of noncompliance, in each case caused by our willful and intentional actions, then the repurchase price will increase significantly. The increased repurchase price is based on a higher internal rate of return on the purchase price of the series A preferred stock and will be calculated from the date of purchase.

        We do not have any financing arrangement in place for the repurchase of the series A preferred stock when required. In order to finance the repurchase, we may need to use one or more of the methods listed above. We cannot assure you that we will obtain financing on reasonable terms or at all. If we are unable to secure appropriate financing, we may be unable to repurchase on a timely basis, or at all, the shares of series A preferred stock that are put to us by the holders of series A preferred stock. In that case, we will become obligated to pay the increased repurchase price.

        We have entered into agreements that impose a number of restrictive covenants that may hinder our operational flexibility. Violation of these restrictive covenants carry serious consequences that may materially adversely affect our operations.

        Our credit facility and term loan and the series A preferred stock purchase agreement impose numerous restrictive financial and operating covenants on us, including covenants that limit our ability to (1) incur additional debt, (2) sell assets, (3) repurchase our securities and (4) engage in mergers and consolidations. For example, if we sell any portion of our four wholly owned properties, holders of our series A preferred stock may require us to repurchase shares of our series A preferred stock at substantial release prices.

        Under our credit facility and term loan, the lenders may accelerate payment and may pursue standard remedies upon a violation of any covenant. In addition, our failure to observe a number of the listed covenants constitutes a material event of noncompliance under the series A preferred stock purchase agreement and gives the holders of our series A preferred stock the right to require us to repurchase all or a portion of the then outstanding shares of series A preferred stock. If the material event of noncompliance triggering the put right of the holders of series A preferred stock is caused by our willful and intentional actions, then we must pay the increased repurchase price described above. Even if the material event of noncompliance is due to an inadvertent act, we still must pay the increased repurchase price if we do not make the repurchase in a timely manner. We may avoid the consequences under the series A preferred stock purchase agreement by exercising our call right to repurchase the shares of series A preferred stock then outstanding before taking the action that constitutes a violation. Our ability to exercise our call option, however, is subject to:

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  our ability to obtain financing for the premium payable upon repurchase, which premium depends on when we exercise our call option;

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  our obtaining the consent of the lenders under the credit facility and the term loan; and

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  a prohibition on exercise prior to April 30, 2002, except in very limited circumstances.

        These restrictions reduce our flexibility in fulfilling our obligations following the exercise of our call option, and otherwise reduce our ability in conducting our operations.

        The occurrence of an event of noncompliance under the series A preferred stock purchase agreement may give holders of our series A preferred stock rights that materially adversely affect the rights of holders of our common stock.

        Upon the occurrence of an event of noncompliance under the series A preferred stock purchase agreement, subject to a cure period for curable events, or our failure to make a required dividend payment:

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  the dividend rate payable on the series A preferred stock will increase significantly;

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  holders of series A preferred stock will vote with holders of common stock on all matters submitted to a vote of our stockholders, and will have the number of votes equal to the number of shares of common stock that they would receive if they were to convert their shares of series A preferred stock into common stock; and

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  holders of series A preferred stock will have the right to elect one member to our board of directors.

        If a failure to make a required dividend payment were to continue through the next scheduled dividend payment date, holders of series A preferred stock would have the right to elect an additional member to our board of directors. In addition, if the event of noncompliance constitutes a material event of noncompliance, the holders of series A preferred stock also have the right to require us to repurchase all or a portion of the series A preferred stock then issued and outstanding.

        We depend on third party financing for our development and expansion activities.

        We are developing and plan to continue to develop new retail properties, including new Mills. The funds necessary to construct and develop new properties must be obtained through issuance of additional equity or debt securities offerings, conventional third-party debt financing, loan arrangements or joint venture arrangements. We cannot assure you that we will obtain the financing necessary to fund new development and expansion projects. In addition, the additional debt service payments required in respect of any additional debt incurred, and the dilutive effect of any additional equity securities issued to finance future development, could adversely affect our ability to make distributions to our stockholders. Financing by third parties may carry a floating interest rate. We anticipate financing new projects, some of which could be developed through joint venture arrangements, through lines of credit or other forms of secured or unsecured construction financing which generally carry a floating interest rate. We cannot assure you that we would be able to obtain permanent debt or equity financing on acceptable terms or at all to refinance the construction loans once the project is close to completion, or that we would be able to hedge or cap our debt on economically viable terms. As a result, the floating interest rate on the construction loans could be outstanding for a longer period of time than anticipated at the time of borrowing, leading to a decrease in our development activities or in the amount of cash available for distribution to our stockholders. If we had floating rate construction loans outstanding and interests rates were to increase, our debt service would increase up to the applicable cap rate.

        We rely on joint venture partners and Kan Am in particular for financing for our development and expansion activities.

        All of our current and planned projects are being developed through joint ventures. Our planned level of development activity depends on our success in finding joint venture partners, the continuation of our relationships with our partners, their continued interest in participating in our development activity, and their ability to finance their obligations to the joint venture, all of which factors are not entirely in our control. We rely heavily on Kan Am US, Inc. and its affiliates, which are partners with us in nine joint ventures. Kan Am raises investor capital to fund its equity commitments for projects on a project-by-project basis. We cannot guarantee that Kan Am will be able to raise capital for any particular project in accordance with its commitment for that project. If Kan Am or any other joint venture partner were to terminate its relationship with us, to file for bankruptcy or be placed into involuntary bankruptcy, or to fail to perform as expected, we may not be able to find other viable partners, in which case we would not be able to finance our development activity and would be forced to decrease development activity and cut back on our planning for new projects. If a partner were to fail to contribute capital that is required for a development project and we were not successful in finding another partner for a particular development project, we would have to find alternative sources of capital for the project. We cannot guarantee that we will be able to obtain other sources of equity. If we are unable to do so, we could suffer a partial or complete loss on our investment and be required to repay any recourse indebtedness incurred on the project.

        Our joint venture agreements include buy-sell and redemption obligations. There is no guaranty that we will have the necessary financing to meet these obligations.

        Our joint venture agreements with Kan Am and other investors typically include buy-sell provisions, under which our joint venture partner may be entitled, under certain circumstances, such as a change in control of us or a deadlock over certain major decisions, to require either that we buy their interest in the joint venture or sell our interest to them. If we are unwilling or unable to purchase their interest, we would be required to sell our interest to them at a time when we otherwise may not have wished to sell our interest.

        We are partners with Kan Am in joint venture agreements for the development of two projects, Colorado Mills and Meadowlands Mills, under which Kan Am has the right to require us to redeem Kan Am's interest in the venture (together with any accrued preferential return) if a construction loan is not obtained by a specified date. The Colorado Mills joint venture agreement provides for redemption of Kan Am's interest by the Colorado Mills joint venture if a construction loan is not obtained by September 30, 2002. Mills LP has guaranteed this obligation. As of September 30, 2001, the total amount of Kan Am's investment, including accrued preferential return, was $20.0 million. We and a lender have agreed in principle to the terms of a construction loan for this project, and we currently expect to close the construction loan by March 31, 2002, although we cannot guarantee that the loan will be closed by this date. Mills LP's guaranty of Kan Am's preferential return will continue until qualified permanent financing has been secured for the project. The Meadowlands Mills joint venture agreement provides for redemption of Kan Am's interest by the Meadowlands Mills joint venture if a construction loan is not obtained by June 30, 2003. Mills LP currently guarantees Kan Am's receipt of its accrued preferential return, and has further agreed to guarantee the Meadowlands Mills' redemption obligation beginning on the "project commencement date," which is a date on which certain material contingencies have been satisfied and which may occur prior to securing the construction loan. Mills LP's guaranty of Kan Am's preferential return will continue until qualified parmanent financing has been secured for the project. As of September 30, 2001, Kan Am's invested capital in this project was $24.0 million and the amount of accrued preferential return was $500,000.

        In order to finance a purchase or redemption of a joint venture partner's interest, we may need to use one or more of the financing sources described above. We cannot assure you that we will be able to obtain financing on reasonable terms, or at all, to permit us to meet our obligations to purchase or redeem a joint venture partner's interest on a timely basis.

        We do not have exclusive control over the management of joint venture projects and must share control with our joint venture partners.

        We have invested and expect in the future to invest as a co-venturer or partner in the development of new properties, instead of developing projects on our own. These shared investments may involve risks not present in a wholly-owned development project that stem from us not having exclusive control over the development, financing, leasing, management and other aspects of the project. We may not have the right to take some significant actions without the approval of our joint venture partners. For example, we may need the other joint venturer's approval before selling or refinancing a joint venture's property, setting an annual budget, entering into specified transactions with affiliates, and settling litigation above specified thresholds. Additionally, our co-venturer might have interests or goals that are inconsistent with ours and may take actions that are contrary to our instructions, requests or interests, or otherwise hinder us from accomplishing our goals. Our joint venture partners could take actions binding on the joint venture without our consent. Actions by a joint venture partner could subject the joint venture assets to additional risk.

RISKS ASSOCIATED WITH THE OPERATION OF OUR PROPERTIES

        We may be unable to develop and operate new properties successfully.

        We intend from time to time to develop new Mills or expand existing Mills, and may engage in the development of other retail or related mixed use projects, as opportunities arise. These projects generally require significant expenditures of capital and frequently depend on obtaining various forms of government and other approvals. We cannot assure you that we can obtain the necessary approvals in a timely manner or at all. We have policies in place designed to regulate development activities in an effort to limit the risks associated with development. However, these policies do not remove us from all development risks associated with a project and we continue to face the risk of expending funds for, and devotion of management's time to, a project that may not be developed on a timely basis or at all. We cannot assure you whether or when any development of new Mills, other retail or related mixed use projects or expansions of existing properties will be completed, or if completed, that the costs of development or expansion will not exceed, by a material amount, projected costs. Upon the completion of a project, we face the additional risk that occupancy rates and rents will not be sufficient to make the project profitable.

        There is no guaranty that we can attract or retain tenants.

        Our income and cash available for distribution would be adversely affected if we were unable either to rent unleased space in any of our properties or to relet space after the expiration of a tenant's lease on economically favorable lease terms. Our ability to rent or to relet space in our properties is affected by many factors. Our tenants generally enter into leases with an initial term ranging from five to 15 years. We cannot assure you that any tenant whose lease expires in the future will renew its lease at that time, or on terms economically favorable to us, or that we will be able to find a replacement tenant. In addition, our leases with a number of tenants contain covenants restricting the use of other space in our properties or requiring the presence of other specified co-tenants. Our failure to rent unleased space on a timely basis or at all would likely adversely affect our financial condition and results of operations. We may also incur costs in making improvements or repairs to property required by a new tenant.

        Competition may cause the occupancy and rental rates of our properties to decrease.

        There are other companies that are engaged in the development or ownership of value retail properties that compete with us in seeking tenants. We compete with these other companies for prime locations and for tenants who lease space in the value retail properties that we and our competitors own or operate. The development by our competitors of new super-regional malls or other retail shopping centers with more convenient locations or better rents may attract our tenants to our competitors or may cause them to seek lease terms that are less favorable to us at or prior to renewal, and accordingly may adversely affect the business, revenues derived from or value of our properties. Furthermore, retailers at our properties may face increasing competition from e-commerce, outlet malls, discount shopping clubs, catalog companies, direct mail, telemarketing and home shopping networks.

        Bankruptcy of our tenants or downturns in our tenants' businesses may reduce our cash flow.

        Since we derive almost all of our income from rental payments, our cash available for distribution would be adversely affected if a significant number of our tenants were unable to meet their obligations to us, or if we were unable to lease vacant space in our properties on economically favorable terms. At any time, a tenant may seek the protection of the bankruptcy laws. Under the bankruptcy laws, the tenant may have the right to reject and terminate its lease and thereby cause a reduction in the cash available for distribution to our stockholders. If a tenant files for bankruptcy, we cannot be sure that it will affirm its leases and continue to make rental payments in a timely manner. Any change in a tenant, especially an anchor tenant, could materially adversely affect customer traffic in a center and thereby reduce the income generated by that center. Some of our rents are based on a percentage of our tenants' sales. A slowing economy generally could lead to a downturn in the retail sector and weaken the financial condition of a tenant and result in a reduction in the percentage rent paid by that tenant or in the failure to make rent payments when due. Furthermore, some of our tenants, including anchor tenants, hold the right under their leases to terminate their leases or reduce their rental rates if specified occupancy conditions are not met, if specified anchor tenants are closed, if specified sales levels or profit margins are not achieved or if an exclusive use provision is violated. If a significant number of these tenants were to terminate their leases, the terminations could adversely affect our cash available for distribution and the value of our common stock.

        The performance of our properties is subject to many factors that are not in our control.

        Real property investments are subject to varying degrees of risk that may affect the ability of our centers to generate sufficient revenues to meet operating and other expenses. The economic performance and value of a property are affected by a number of factors, including:

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  the national economic climate;

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  the regional and local economic climate, which may be adversely impacted by plant closings, industry slowdowns, natural disasters and other factors;

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  changing trends in the demand by consumers for merchandise offered by retailers conducting business at our properties;

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  local real estate conditions, such as an oversupply of retail space or a reduction in demand for real estate in the area;

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  the existence and quality of the competition, such as the attractiveness of our property as compared to our competitors' properties based on considerations such as convenience of location and safety record; and

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  increased operating costs, including taxes.

        In addition, other factors may adversely affect a property's value, including changes in government regulations and other laws, rules and regulations governing real estate, zoning or taxes, changes in interest rate levels, the availability of financing and potential liability under environmental and other laws.

RISKS ASSOCIATED WITH REAL ESTATE INVESTMENT

        Due to the illiquid nature of investments in equity real estate, we may not be able to act quickly to diversity our portfolio in response to economic changes.

        Equity real estate investments generally are relatively illiquid. Additionally, all of our properties are in the same line of business. As a result, our ability to diversify our portfolio promptly in response to changes in economic or other conditions may be restricted. Moreover, significant expenditures associated with each equity investment, such as debt service, real estate taxes and operating and maintenance costs, generally are not reduced when circumstances cause a reduction in income from the investment. Consequently, if any of our properties fail, we may not be able to convert that property to an attractive alternative use or to sell that property to recoup our investment.

        We could incur significant costs related to environmental issues.

        Under some environmental laws, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of on real property, may be liable for the costs of investigating and remediating hazardous substances on or under or released from the property and for damages to natural resources. The federal Comprehensive Environmental Response, Compensation & Liability Act, and similar state laws, impose liability on a joint and several basis, regardless of whether the owner, operator or other responsible party knew of or was at fault for the release or presence of hazardous substances. In connection with the ownership or operation of our properties, we could be liable for costs associated with investigation and remediation in the future. The costs of any required remediation and related liability as to any property could be substantial under these laws and could exceed the value of the property and/or our aggregate assets. The presence of hazardous substances, or the failure to properly remediate those substances, also may adversely affect our ability to sell or rent a property or to borrow funds using the property as collateral. In addition, environmental laws may impose restriction on the manner in which we use our properties or operate our business, and these restrictions may require expenditures for compliance. We cannot assure you that a material environmental claim or compliance obligation will not arise in the future. The costs of defending against any claims of liability, of remediating a contaminated property, or of complying with future environmental requirements could be substantial and affect our operating results.

        Uninsured losses could adversely affect our financial condition.

        We carry comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to our properties with policy specifications and insured limits that we believe are customary for similar properties. We also carry comprehensive earthquake and pollution cleanup coverage on all our properties. We carry off-premises power coverage for each of our Mills. For Sawgrass Mills only, we carry sinkhole coverage. There are some types of losses, generally of a catastrophic nature, such as wars or acts of God, which may be either uninsurable or not economically insurable. Should a property suffer an uninsured loss, we could lose both our invested capital in and anticipated profits from that property, as well as the anticipated future revenue from that property. Additionally, in the case of recourse construction loans, we may remain obligated under those loans and any other financial obligations on that property. An uninsured loss or a loss in excess of insured limits may negatively impact our financial condition.

RISKS ASSOCIATED WITH OUR ORGANIZATION

        A number of our directors and significant stockholders may exert substantial influence over us.

        The executive officers of Kan Am US, Inc. and its affiliates directly and indirectly own a substantial percentage of the total outstanding number of shares of our common stock and the units of Mills LP. Three of our eleven directors substantially own and control the Kan Am entities. These three directors have significant influence over us as members of our board and, by virtue of their ownership of our common stock through the Kan Am entities, over the outcome of any matters submitted to our stockholders for approval. The interests of these directors may conflict with the interests of our other stockholders in connection with Kan Am's joint ventures with Mills LP to develop, own, and operate additional properties, and they may use their voting influence contrary to our other stockholders' interests. If these directors and the Kan Am entities, as stockholders, were to act together, they would have the ability to exercise significant influence over our affairs. The Kan Am entities may exchange all or a substantial portion of the units that they hold for shares of our common stock. If they do so, they and the three directors affiliated with them, as substantial owners of the Kan Am entities, will increase their influence over us and over the outcome of any matters submitted to our stockholders for approval. The influence and voting power of our other stockholders would diminish accordingly.

        We are the sole general partner of the operating partnership, Mills LP, and have fiduciary responsibilities to the other partners of Mills LP. As a result, we may be in a position where we have duties to others whose interests conflict with those of our stockholders.

        We, as the sole general partner of Mills LP, may have fiduciary responsibilities to the other partners in Mills LP that may conflict with the interests of our stockholders, including decisions regarding the sale or refinancing of our properties and the timing and amount of distributions from Mills LP. In addition, individuals and entities, including our executive officers, our directors who substantially own and control Kan Am US, Inc. and their respective affiliates, that hold units of Mills LP may have limited rights in decisions affecting Mills LP that may conflict with the interests of our common stock holders. In particular, a holder of units may suffer different and/or more adverse tax consequences than The Mills Corporation upon the sale or refinancing of some of our properties as a result of unrealized gain attributable to properties or the tax status of the unit holder. These unit holders, therefore, may have objectives different from ours regarding the appropriate pricing and timing of any sale or refinancing. We have the exclusive authority to determine whether and on what terms to sell or refinance an individual property as the sole general partner of Mills LP. However, these unit holders may try to influence us into not selling or refinancing the properties, even though a sale might otherwise be financially advantageous to us and our stockholders, or to influence us into refinancing a property with a higher level of debt than would be in our best interests or in the best interests of our stockholders.

        Our certificate of incorporation and by-laws contain provisions that could delay or prevent a change in control.

        In some instances, a change in control of our company could give the holders of our common stock the opportunity to realize a premium over the then prevailing market price of those securities. Provisions in our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws may have the effect of discouraging a third party from trying to acquire our company even if a change in control were in the best interests of our stockholders. Our board of directors has the authority, without a vote of stockholders, to issue up to an additional 19,250,000 shares of preferred stock and to establish the rights and preferences of any class or series of preferred stock to be issued, which rights and preferences could delay or prevent a change in control. The limitation on beneficial ownership of our company also may have the effect of precluding acquisition of control of our company by a third party even if a change in control were in the best interests of our stockholders. In addition, our board of directors is a classified board composed of three classes of directors with staggered terms. Directors for each class are chosen for a three-year term upon the expiration of the term of the current class. A classified board of directors makes it more difficult to effect a change in control and may discourage an attempt by a third party even if a change in control were in our stockholders' best interests. The holders of our series A preferred stock have the contractual right to require us to repurchase all or a portion of our series A preferred stock upon a change in control, which also may discourage third party acquisitions.

        A number of our joint venture partnership agreements contain provisions that could delay or prevent a change in control.

        The partnership agreements for a number of our joint ventures contain buy-sell rights that may be exercised upon a "change in control." This buy-sell right allows the Kan Am entity that is our partner in a particular joint venture to require us, and any other joint venture partner in the particular joint venture, to purchase that Kan Am entity's entire interest in the joint venture partnership. We are required to pay for any purchase of Kan Am entities' partnership interests in cash or with units of Mills LP. The required payments may have the effect of discouraging a third party from partaking in a change in control of our company, even if a change in control were in the best interests of our stockholders. For the purpose of determining when buy-sell rights may be exercised, each of the following events is a "change in control" when it occurs without the unanimous approval of the members of our board of directors who are affiliates of Kan Am:

  •
  we participate in any consolidation, merger or corporate reorganization in which more than 40% of our outstanding voting securities are transferred;

  •
  any person or group, other than Kan Am and its affiliates, becomes the beneficial owner, directly or indirectly, of more than 40% of the Company's then outstanding combined voting securities; and

  •
  a person, whose nomination for election as director was not recommended by our nominating committee of our board of directors, is elected as a director to our board of directors.

RISKS ASSOCIATED WITH INCOME TAX LAW

        Our failure to qualify as a REIT would result in adverse tax consequences with regard to our results of operations.

        We believe that we have been organized and have conducted our operations in a manner so as to qualify as a REIT under the Code, and we intend to continue to operate as a REIT in the future. We cannot assure you, however, that we currently qualify as a REIT or will continue to qualify as a REIT. Many of the REIT requirements are highly technical and complex and depend on various factual matters and circumstances that may not be completely within our control, such as actions taken by our joint venture partners. Any determination that we do not qualify as a REIT would have a material adverse effect on our results of operations and could reduce materially the value of our common stock. If we fail to qualify as a REIT,

  •
  we will not be allowed to take a deduction for distributions to stockholders in computing our taxable income, and

  •
  we will be subject to federal and state income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates.

        In addition, unless entitled to relief under specific statutory provisions, we will also be disqualified from treatment as a REIT for the four taxable years following the year during which our qualification was lost. A disqualification would reduce our net earnings available for investment or distribution to our stockholders because of the additional tax liability to us for the year or years involved. Furthermore, we would no longer be required by the Internal Revenue Code to make any distributions to our stockholders as a condition to REIT qualification. Our failure to qualify as a REIT could reduce materially the value of our common stock and would cause any distributions to stockholders that otherwise would have been subject to tax as capital gain dividends to be taxable as ordinary income to the extent of our current and accumulated earnings and profits. Corporate distributees, however, may be eligible for the dividends received deduction on the distributions, subject to limitations under the Internal Revenue Code. If we make distributions to our stockholders in reliance on our continued qualification as a REIT, we might be required to borrow funds or to liquidate some of our investments to pay the taxes that would result from the actual failure to qualify as a REIT. In addition to these tax consequences, if we fail to qualify as a REIT, the holders of our series A preferred stock may require us to repurchase all or a portion of our series A preferred stock. Even if we currently qualify as a REIT, new tax rules or legislation may affect whether we continue to qualify as a REIT or the federal income tax consequences of our REIT qualification.

        Despite our REIT status, we remain subject to various taxes.

        Notwithstanding our status as a REIT, we are subject, through our ownership interest in Mills LP, to various federal, state, local and foreign taxes on our income and property. We may have to pay some state or local income taxes because not all states and localities treat REITs the same as they are treated for federal income tax purposes. We may also have to pay some foreign taxes to the extent we own assets or conduct operations in foreign jurisdictions. Mills LP is obligated under its partnership agreement to pay all taxes, and any related interest and penalties, incurred by us. Our taxable REIT subsidiaries are taxable as corporations and will pay federal, state and local income tax on their net income at the applicable corporate rates, and foreign taxes to the extent they own assets or conduct operations in foreign jurisdictions. In addition, our taxable REIT subsidiaries are subject to special rules that may result in increased taxes. For example, our taxable REIT subsidiaries are limited in their ability to deduct interest payments made to us. In addition, we will be required to pay a 100% penalty tax on some payments that we receive if the economic arrangements between us, our tenants and our taxable REIT subsidiaries are not comparable to similar arrangements between unrelated parties.

        If the IRS were to challenge successfully Mills LP's status as a partnership for federal income tax purposes, we would cease to qualify as a REIT and suffer other adverse consequences.

        We believe that Mills LP qualifies to be treated as a partnership for federal income tax purposes. As a partnership, it is not subject to federal income tax on its income. Instead, each of its partners, including us, is required to pay tax on its allocable share of Mill LP's income. We cannot assure you, however, that the IRS will not challenge Mills LP's status as a partnership for federal income tax purposes, or that a court would not sustain an IRS challenge. If the IRS were successful in treating Mills LP as a corporation for tax purposes, we would fail to meet the income tests and some of the asset tests applicable to REITs and, accordingly, cease to qualify as a REIT. If we fail to qualify as a REIT, the holders of our series A preferred stock may require us to repurchase all or a portion of our series A preferred stock. Also, the failure of Mills LP to qualify as a partnership would cause Mills LP to become subject to federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to Mills LP's partners, including us.

        As a REIT, we are subject to limitations on our ownership of debt and equity securities.

        Subject to certain exceptions, including the one discussed in this paragraph, a REIT is generally prohibited from owning securities in any one issuer if the value of those securities exceeds 5% of the value of the REIT's total assets or the securities owned by the REIT represent more than 10% of the issuer's outstanding voting securities or more than 10% of the value of the issuer's outstanding securities. A REIT is permitted to own securities of a subsidiary in an amount that exceeds the 5% value test and the 10% vote or value test if the subsidiary elects to be a "taxable REIT subsidiary," which is taxable as a corporation. However, a REIT may not own securities of taxable REIT subsidiaries that represent in the aggregate more than 20% of the value of the REIT's total assets. Each of MillsServices Corp. and each corporate subsidiary in which it owns 35% of the outstanding voting securities or 35% of the value of the outstanding securities has elected to be treated as a taxable REIT subsidiary. While we believe that we have satisfied these limitations on the ownership of securities during each of the taxable years that each such limitation applied to us, given the highly complex nature of the rules governing REITs (which complexity is exacerbated when a REIT owns its properties through partnerships, as we do) and the ongoing importance of factual determinations, we cannot provide any assurance that the Internal Revenue Service would not disagree with our determinations.

RECENT DEVELOPMENTS

Arrangements with Kan Am

        We are in the process of finalizing documentation with Kan Am, a joint venture partner which holds approximately 29.7% of the units of Mills LP, pursuant to which Kan Am will commit during 2002 to contribute up to $50 million for investment in qualifying development projects. Kan Am's contribution commitment will be satisfied by entering into joint venture agreements with us relating to individual projects. It is contemplated that the terms of these joint venture agreements with Kan Am will be substantially similar to the terms of the joint venture agreement for the Colorado Mills project, which terms are described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001. The terms of individual projects may differ from the terms for the Colorado Mills project. We will not be obligated to offer Kan Am the opportunity to participate in development projects on these terms.

        We also are in the process of finalizing a waiver of the "Ownership Limit" established in our Amended and Restated Certificate of Incorporation as to Kan Am and its affiliates, subject to limitations established in our Amended and Restated Certificate of Incorporation to preserve our REIT status. This waiver, which is contingent on Kan Am and us entering into a definitive agreement relating to Kan Am's commitment to contribute additional funds for development projects as described above, also will apply to the initial transferees of Kan Am and its affiliates, subject to continued compliance by Kan Am with its contribution obligations, to Kan Am's compliance with certain first refusal rights in our favor, and to compliance by Kan Am and its affiliates and such transferees with the applicable restrictions relating to preservation of our REIT status.

        There can be no assurance that we will enter into a definitive agreement on the terms outlined above or at all. Additionally, Kan Am's contribution commitment obligation would be contingent on our ability to offer to Kan Am qualifying development projects that satisfy the criteria described in the contribution documentation. Many of the criteria are dependent upon factors that are not within our control, and therefore we cannot assure you that we will be able to make offers to Kan Am of projects that would require Kan Am to make contributions.

        We recently entered into an agreement with Kan Am relating to Kan Am's right to have its interest in the Meadowlands Mills development project redeemed by the partnership that is pursuing that project. As amended, the earliest date on which Kan Am may require the Meadowlands Mills Limited Partnership to redeem its partnership interest if the partnership does not obtain a construction loan has been extended to June 30, 2003. Mills LP currently guarantees Kan Am's receipt of its accrued preferential return, and has further agreed to guarantee the Meadowlands Mills' redemption obligation beginning on the "project commencement date," which is a date on which certain material contingencies have been satisfied and which may occur prior to securing the construction loan. Mills LP's guaranty of Kan Am's preferential return will continue until qualified permanent financing has been secured for the project. As of September 30, 2001, the amount of Kan Am's invested capital was $24.0 million and the amount of its accrued preferential return was $500,000.

Update Regarding Continuing Effects of Events of September 11th

        We have not seen lasting effects from the September 11th terrorist attacks except at our Sawgrass Mills property, which is located in South Florida and is particularly affected by the level of tourism in the area. At that property, we saw a significant decline in retail business immediately following September 11th and, unlike at our other properties, business has not yet returned to pre-September 11th levels, although it has been slowly improving. It is too early to determine whether the events of September 11th will have a lasting effect on the level of business at our Sawgrass Mills property or on any other aspect of our business, such as insurance costs.

Acquisition of Kan Am Interest in The Oasis at Sawgrass

        Effective as of November 4, 2001, 1,245,000 units of Mills LP were issued to Kan Am in exchange for the contribution by Kan Am of its partnership interest in Mills-Kan Am Sawgrass Phase 3 Limited Partnership, the joint venture entity that owns The Oasis at Sawgrass. The Oasis at Sawgrass now is a wholly-owned property.

Concurrent Offering

        On February 25, 2002, we entered into an agreement to sell 727,270 shares of our common stock to an underwriter for aggregate net proceeds of $19,003,565 after payment of an underwriting fee and other estimated offering expenses. We have granted to the underwriter an option to purchase 109,090 shares of our common stock at the initial offering price less underwriting discounts on or before February 28, 2002.

USE OF PROCEEDS

        The net proceeds to us from the sale of the shares of common stock offered by this prospectus supplement, after deducting estimated expenses related to this offering of $1,762,500, are approximately $28.2 million. We expect to use the net proceeds to repay indebtedness under the corporate revolving credit facility described below and for general corporate purposes.

        Mills LP has a $75.0 million unsecured revolving credit facility that matures on June 1, 2002. Borrowings under the facility bear interest at a variable rate which as of February 25, 2002 was 2.75% over the London Interbank Offered Rate. As of February 25, 2002, the effective interest rate on this facility was 4.59% per annum. Borrowings under this facility were used for working capital and for development of our properties. Until we use the net proceeds, we will invest the net proceeds in interest-bearing accounts or short-term, interest-bearing securities.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion describes the material federal income tax considerations relating to the taxation of us as a REIT, and the ownership and disposition of our common stock. This discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

        Hogan & Hartson L.L.P. has given an opinion to the effect that this discussion, to the extent that it contains descriptions of applicable federal income tax law, is correct in all material respects and fairly summarizes the federal income tax considerations that are likely to be material to a holder of common stock of the Company. This opinion, however, does not purport to address the actual tax consequences of the purchase, ownership and disposition of our common stock to any particular holder.

        Hogan & Hartson L.L.P. has also provided to us the opinion described below under "—Taxation of the Company—General." These opinions, and the information in this section, are based on the Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus supplement. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the opinions and the information in this section are based. Any change of this kind could apply retroactively to transactions preceding the date of the change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinions, or the statements made in the following discussion, will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

        Each prospective stockholder is advised to consult with his or her own tax advisor to determine the impact of his or her personal tax situation on the anticipated tax consequences of the ownership and sale of our common stock. This includes the federal, state, local, foreign and other tax consequences of the ownership and sale of our common stock, and the potential changes in applicable tax laws.

Taxation of the Company

        General.    We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our short taxable year ended December 31, 1994. We believe that we have been organized and have operated in a manner so as to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to continue to operate in such a manner. No assurance, however, can be given that we in fact have qualified or will remain qualified as a REIT.

        The sections of the Internal Revenue Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

        Hogan & Hartson L.L.P. has provided to us an opinion to the effect that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT,

effective for each of our taxable years ended December 31, 1994 through December 31, 2001, and our current organization and current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for taxable year 2002 and thereafter. It must be emphasized that this opinion is conditioned upon certain assumptions and representations made by us and Mills LP to Hogan & Hartson L.L.P. as to factual matters relating to our organization and operation and that of our subsidiaries and the organization and operation of Mills LP and its subsidiaries and MillsServices Corp. and its subsidiaries. In addition, this opinion is based upon our factual representations and those of Mills LP concerning our business and properties as described in the reports filed by us and Mills LP under the federal securities laws.

        Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the various requirements under the Internal Revenue Code, as described in this Prospectus Supplement, with regard to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels, and our diversity of stock ownership. Hogan & Hartson L.L.P. will not review our operating results or our compliance with those requirements on a continuing basis. While we believe we have operated, and intend to continue to operate, so as to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we have satisfied such requirements or will continue to do so. For a discussion of the tax consequences of the failure to qualify as a REIT, see "—Taxation of the Company—Failure to Qualify."

        In any year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our REIT taxable income that we currently distribute to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from the use of corporate investment vehicles. However, we will be subject to federal income tax as follows:

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  We will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains; provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level. REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

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  Under some circumstances, we (or our stockholders) may be subject to the "alternative minimum tax" due to our items of tax preference and alternative minimum tax adjustments.

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  If we have net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

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  Our net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

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  If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

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  We will be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for the year; (b) 95% of our REIT capital gain net income for the year; and (c) any undistributed taxable income from prior taxable years.

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  We will be subject to a 100% penalty tax on amounts received (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and a taxable REIT subsidiary of ours, as further described below, are not comparable to similar arrangements among unrelated parties.

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  If we acquire any assets from a taxable "C" corporation in a carryover basis transaction, we could be liable for specified tax liabilities inherited from that "C" corporation with respect to that corporation's "built-in gain" in its assets. Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis. Applicable Treasury regulations, however, allow an acquiring REIT to avoid the recognition of gain and the imposition of corporate level tax with respect to a built-in gain asset acquired from a "C" corporation, unless and until the REIT disposes of that built-in gain asset during the 10-year period following its acquisition, at which time the REIT would recognize, and would be subject to, the highest regular corporate rate of tax on, the built-in gain.

        Furthermore, notwithstanding the Company's status as a REIT, the Company may also have to pay (i) certain state and local income taxes, because not all states and localities treat REITs the same as they are treated for federal income tax purposes, and (ii) certain foreign taxes to the extent that it owns assets or conducts operations in foreign jurisdictions. Moreover, each of our taxable REIT subsidiaries (as further described below) is subject to corporate income tax on its net income.

        Requirements for Qualification As a REIT.    The Internal Revenue Code defines a REIT as a corporation, trust or association—

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

  (4)
  that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  of which not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) after applying certain attribution rules;

  (7)
  that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year which has not been terminated or revoked; and

  (8)
  that meets other tests, described below, regarding the nature of its income and assets.

        Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months, other than the first taxable year for which an election to become a REIT is made. Condition (6) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining stock ownership under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6). We believe that we have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our charter contains restrictions regarding the transfer of shares of our stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

        If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our common stock requesting information regarding the actual ownership of the common stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement.

        In addition, we must satisfy all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the recordkeeping requirements of the Internal Revenue Code and regulations promulgated thereunder.

        To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We were formed in 1991 but were not active until 1993. We elected S corporation status, commencing with January 1, 1993. We terminated our S corporation election immediately prior to our initial public offering in April of 1994. If our S corporation election was valid for all of our taxable years commencing with January 1, 1993, including our short S corporation year ending immediately prior to our initial public offering, we would have no earnings and profits accumulated in any non-REIT year, and thus would have met the earnings and profits requirement for our short C corporation taxable year ended December 31, 1994 and for tax years thereafter. We believe that we qualified as an S corporation for our taxable years commencing with January 1, 1993, including the short S corporation year, and that we do not have, and have not had, accumulated earnings and profits from a non-REIT tax year. Nevertheless, the S corporation requirements are highly technical and complex, and there can be no assurance that the Internal Revenue Service might not assert that we failed to qualify as an S corporation for some reason. In such an event, we would not have been eligible to qualify as a REIT until the tax year when we paid out the accumulated earnings and profits from our non-REIT tax years.

        Taxable REIT Subsidiaries.    To qualify as a "taxable REIT subsidiary," an entity must be taxable as a corporation and must satisfy the following additional requirements:

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  a REIT must own an interest in the entity, whether directly or indirectly;

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  the entity must elect, together with the REIT that owns its stock, to be treated as a taxable REIT subsidiary under the Internal Revenue Code; and

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  the entity must not directly or indirectly operate or manage a lodging or health care facility or, generally, provide to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated.

        A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary of ours owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation.

        A taxable REIT subsidiary is subject to regular federal income tax, and state and local income tax, where applicable, as a regular "C" corporation.

        Certain restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities will be subject to an appropriate level of federal income taxation. First, a taxable REIT subsidiary may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary's adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if a taxable REIT subsidiary pays interest, rent or another amount to a REIT that exceeds the amount that would be paid to an unrelated party in an arm's length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Our taxable REIT subsidiaries will make substantial interest and other payments to us. We believe that all transactions between us and our taxable REIT subsidiaries will be entered into at arm's length. There can be no assurance, however, that the limitation on interest deductions applicable to taxable REIT subsidiaries will not apply to the interest payments made to us by our taxable REIT subsidiaries, resulting in an increase in the corporate tax liability of each such subsidiary. Moreover, there can be no assurance that the terms establishing the payments made by the taxable REIT subsidiary to us will not result in the imposition of the 100% excise tax to a portion of any such payment. Our taxable REIT subsidiaries include MillsServices Corp. and a number of its subsidiaries.

        Qualified REIT Subsidiaries.    If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary is disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours is not subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

        Income Tests.    In order to maintain qualification as a REIT, we must satisfy two gross income requirements, which are applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property or from some types of temporary investments. Income from investments relating to real property or mortgages on real property includes "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from (1) dividends, (2) interest, (3) some payments under hedging instruments and (4) gain from the sale or disposition of stock, securities, or some hedging instruments.

        Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage of percentages of receipts or sales. Second, rents received by us from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

        Generally, for rents to qualify as "rents from real property" for purposes of the gross income tests, we are only allowed to provide services that are both "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Income received from any other service will be treated as "impermissible tenant service income" unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

        Mills LP provides certain services with respect to our properties. Based upon our experience in the retail shopping centers in the markets in which our properties are located, we believe that all services (other than those the income from which meets the 1% "de minimis" services exception described above, those provided by an independent contractor or those provided by a taxable REIT subsidiary) provided to tenants by us, through Mills LP, should be considered permissible services, although there can be no assurance that the Internal Revenue Service will not contend otherwise.

        Mills LP also may receive certain types of income with respect to the properties it owns that will not qualify for the 75% or 95% gross income tests. For example, dividends and interest paid to Mills LP by our taxable REIT subsidiaries, including MillsServices Corp., will not qualify under the 75% gross income test. We believe, however, that the aggregate amount of non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

        In connection with the performance of our management and leasing activities, we regularly undertake a wide range of marketing and promotional activities that are intended to promote and benefit an entire mall operation through increasing consumer spending and thereby increasing the rents that we derive from our tenants. The Internal Revenue Service, in a number of private letter rulings issued to other REITs, has approved specific advertising and promotional activities undertaken by a REIT that owns a retail shopping center where such marketing activities are intended primarily to increase overall spending at the centers, and therefore the REIT's revenues from tenants, rather than to benefit a specific tenant. Some of the advertising and promotional activities undertaken by us are identical to those approved by the Internal Revenue Service in these private letter rulings. However, in view of the relatively unique nature of our properties, some of our advertising and promotional activities are different from and more extensive than those addressed specifically by the Internal Revenue Service to date in private letter rulings.

        We have represented that all of our advertising and promotional activities, whether focused on only the mall itself or on specific stores at the mall, have as their primary purpose encouraging increased spending throughout the mall and thereby increasing our overall revenues through increased rents (which are typically based upon a percentage of sales), which is the basic premise upon which the Internal Revenue Service has concluded that a REIT owning retail properties can engage in advertising and promotional activities generally. Accordingly, we believe that all of our management and leasing activities, including the marketing and promotional activities, to the extent that they might be considered a service to tenants, should be considered "usually or customarily rendered" in connection with the rental of space for occupancy. We have also represented that with regard to taxable years beginning after December 31, 1997, these advertising and promotional activities would fall within the 1% "de minimis" services exception even if the activities did not meet the "usual or customary" standard. Based in part on our various representations, Hogan & Hartson L.L.P., our counsel, is of the opinion that, although the matter is not free from doubt for taxable years beginning before December 31, 1997, the performance of such activities by us has not affected and will not affect the qualification of the rents received from our tenants as "rents from real property," and, thus, our ability to qualify as a REIT. However, opinions of counsel are not binding upon the Internal Revenue Service or a court. Accordingly, no assurance can be given that the Internal Revenue Service will not challenge our position with respect to certain activities performed by us, or that such a challenge would not be successful. A successful challenge by the Internal Revenue Service could result in our failure to satisfy the gross income requirements for the years during which we engaged in such activities, and, therefore, in our failures to qualify as a REIT for such years. However, under certain circumstances, we may not fail to qualify as a REIT but rather would be subject to a tax imposed with respect to our "excess net income," as described below.

        We do not believe, after consultation with our professional advisors, that there will be a material adverse effect on our business operations or our ability to qualify as a REIT as a result of our performance of our marketing and promotional activities. Nevertheless, in order to remove any possible ambiguity with respect to such activities, we require certain marketing and promotional activities to be performed by independent contractors which are adequately compensated and from which we receive no income, or by a taxable REIT subsidiary. If we contemplate providing services to tenants that may reasonably be expected not to meet the "usual or customary" standard or to fall within the 1% "de minimis" services exception, we will arrange to have such services performed by an independent contractor or a taxable REIT subsidiary.

        Management services to properties in which Mills LP owns less than a 100% interest are rendered by MillsServices Corp. or its subsidiaries. In addition, MillsServices Corp. provides development services to the properties. MillsServices Corp. is wholly owned by Mills LP. Our share of any dividend or interest received from MillsServices Corp. should qualify for purposes of the 95% test, but not for purposes of the 75% test. We do not anticipate that we will receive sufficient dividends and interest from MillsServices Corp. to cause us to exceed the limit on non-qualifying income under the 75% test.

        To qualify for the 95% gross income test, interest cannot depend in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be disqualified solely by reason of being based on a fixed percentage or percentages of receipts or sales. Mills LP does not charge interest dependent in whole or in part on profits.

        We inevitably will have some gross income from various sources, including the sources described herein, that fails to constitute qualifying income for purposes of one or both of the 75% or 95% gross income tests. Taking into account our actual and anticipated sources of non-qualifying income, however, we believe that our aggregate gross income from all sources has satisfied and will continue to satisfy the 75% and 95% gross income tests applicable to REITs for each of our taxable years as a REIT. Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our status as a REIT, we will not:

  •
  charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

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  rent any property to a related party tenant, including a taxable REIT subsidiary;

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  derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

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  directly perform services considered to be noncustomary or rendered to the occupant of the property.

        We monitor the activities at our properties and believe that we have not provided services that will cause us to fail to meet the income tests. We intend to continue to monitor any services provided at, and the nonqualifying income arising from, each of our properties.

        "Interest" generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. We do not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.

        Our share of any dividends received from our corporate subsidiaries (and from other corporations in which we own an interest) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that we will receive sufficient dividends to cause us to exceed the limit on nonqualifying income under the 75% gross income test.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if: (1) our failure to meet the tests is due to reasonable cause and not due to willful neglect, (2) we attach a schedule of the sources of our income to our federal income tax return, and (3) any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on non-qualifying income, the Internal Revenue Service could conclude that the failure to satisfy the test was not due to reasonable cause. If we fail to satisfy the 75% or 95% gross income test and these relief provisions do not apply, we will fail to qualify as a REIT. Even if these relief provisions applied, we would be subject to a penalty tax based on the amount of our non-qualifying income.

        Asset Tests.    At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

  (1)
  At least 75% of the value of our total assets must be represented by "real estate assets," cash, cash items, and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt.

  (2)
  Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

  (3)
  Except for investments secured by real estate, securities in taxable REIT subsidiaries and shares of REITs, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.

  (4)
  Except for investments secured by real estate, securities in taxable REIT subsidiaries and shares of REITs, we may not own more than 10% of any one issuer's outstanding voting securities.

  (5)
  Except for investments secured by real estate, securities in taxable REIT subsidiaries and shares of REITs, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the "straight debt" exception discussed below.

  (6)
  Not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

        Until August 2001, Mills LP owned 99% of the non-voting preferred stock and 5% of the voting common stock of MillsServices Corp. In addition, Mills LP owns a note issued by MillsServices Corp. In August of 2001, Mills LP acquired 100% of the outstanding non-voting preferred stock and voting common stock of Mills Services Corp. that it did not already own. By virtue of our ownership of units in Mills LP, we are considered to own our pro rata  share of both the stock and note of MillsServices Corp. owned by Mills LP. While Mills Services Corp. has made an election to be treated as a taxable REIT subsidiary effective as of January 1, 2001, there can be no assurance for prior periods, however, that the Internal Revenue Service might not contend either (1) that the value of the securities of MillsServices Corp. held by us through Mills LP exceeded the 5% value limitation, (2) that the non-voting stock of MillsServices Corp. owned by Mills LP should be considered "voting stock" for purposes of the assets tests, or (3) that any notes issued by MillsServices Corp. to Mills LP should be considered "voting stock" for purposes of the asset tests. We believe that we owned less than 10% of the voting securities of Mills Services Corp. for all periods before January 1, 2001. We cannot ensure, however, that the Internal Revenue Service will not contend, or be unsuccessful if it did contend, that our ownership of voting stock exceeded the 10% limitation on the ownership of these assets during those periods.

        We believe that our share of the aggregate value of the securities of MillsServices Corp., together with all other assets that do not qualify for purposes of the 75% test, including securities in other taxable REIT subsidiaries, does not exceed 25% of the total value of our assets. In addition, we believe that the combined value of our share of the securities of all of our taxable REIT subsidiaries, including MillsServices Corp., does not exceed 20% of the total value of our assets. We cannot ensure, however, that the Internal Revenue Service will not contend, or be unsuccessful if it did contend, that the aggregate value of such securities when taken together exceeds the 20% value limitation for taxable REIT subsidiaries.

        Securities, for purposes of the assets tests, may include debt that we hold. However, debt we hold in an issuer will not be taken into account for purposes of the 10% value test if the debt securities meet the "straight debt" safe harbor and either (1) the issuer is an individual, (2) the only securities of the issuer that we hold are straight debt or (3) if the issuer is a partnership, we hold at least a 20% profits interest in the partnership. Debt will meet the "straight debt" safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money (1) which is not convertible, directly or indirectly, into stock and (2) the interest rate or the interest payment dates of which are not contingent on the profits, the borrower's discretion or similar factors.

        With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary, or a taxable REIT subsidiary, and is not an equity interest in a partnership, we believe that our pro rata share of the value of the securities, including unsecured debt, of any such issuer does not exceed 5% of the total value of our assets, and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the "straight debt" exceptions with respect to certain issuers). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determinations.

        After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. Each time a unitholder other than us exercises its right to redeem units, our interest in Mills LP increases, and we will be deemed to acquire securities held by Mills LP. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful or will not require a reduction in Mills LP's overall interest in the taxable REIT subsidiaries that conduct the property service businesses. If we failed to cure the noncompliance with the asset tests within this 30 day period, we could fail to qualify as a REIT.

        Annual Distribution Requirements.    To qualify as a REIT, we generally must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to:

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  the sum of (1) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (2) 90% of our net income after tax, if any, from foreclosure property, minus

  •
  the sum of certain items of noncash income.

        Distributions must generally be made during the taxable year to which they relate. Dividends may be paid during the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

        We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

        We believe that we have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet these requirements. In that event, we may cause Mills LP to arrange for short-term, or possibly long-term, borrowing to permit the payments of required dividends.

        Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

        Recordkeeping Requirements.    We are required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines.

        Failure to Qualify.    If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be required and, if made, will not be deductible by us. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Investments in Mills LP and the Taxable REIT Subsidiaries.

        General.    Substantially all of our investments are held through Mills LP. Mills LP holds a significant portion of its real estate properties through subsidiary partnerships and limited liability companies. Mills LP also carries out activities through Management Associates Limited Partnership and various subsidiary partnerships and limited liability companies. This structure may involve special tax considerations. These tax considerations include the following:

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  the allocations of income and expense items of Mills LP and those subsidiary partnerships and limited liability companies, which could affect the computation of our taxable income;

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  the status of Mills LP and each applicable subsidiary partnership and limited liability company as a partnership (as opposed to an association taxable as a corporation) for income tax purposes; and

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  the taking of actions by Mills LP or any of the subsidiary partnerships or limited liability companies that could adversely affect our qualification as a REIT.

        The entire discussion of the tax treatment of the Company and the federal income tax consequences of the ownership of common stock of the Company is based on the assumption that Mills LP and all of its subsidiaries (other than our taxable REIT subsidiaries and their subsidiaries) are classified as partnerships or disregarded as separate entities for federal income tax purposes. Pursuant to regulations under Section 7701 of the Internal Revenue Code, a partnership will be treated as a partnership for federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a "publicly traded partnership." Neither Mills LP nor any of its non-corporate subsidiaries that is not a taxable REIT subsidiary has elected or will elect to be treated as a corporation. Therefore, subject to the disclosure below, we believe that Mills LP and each such subsidiary will be treated as a partnership for federal income tax purposes (or, if such an entity has only one partner or member, disregarded entirely for federal income tax purposes).

        Pursuant to Section 7704 of the Internal Revenue Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for federal income tax purposes if it is a "publicly traded partnership," and it does not derive at least 90% of its income from certain specified sources of "qualifying income" within the meaning of that section. A "publicly traded partnership" is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a "secondary market or the substantial equivalent thereof." Interests in Mills LP will not be traded on an established securities market. There is a significant risk, however, that the interests in Mills LP could be considered readily tradable on the substantial equivalent of a secondary market. In that event, Mills LP could be treated as a "publicly traded partnership," but even then it would only be taxable as a corporation if less than 90% of its gross income were to constitute "qualifying income." Treasury Regulations under Section 7704 of the Internal Revenue Code sets forth certain "safe harbors" under which interests will not be treated as "readily tradable on a secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 (the "Safe Harbors"). For purposes of determining whether the "qualifying income" exception is satisfied, the income requirements generally applicable to REITs and the definition of "qualifying income" under Section 7704 of the Internal Revenue Code are similar in most key respects. There is one significant difference, however. For a REIT, rent from a tenant does not qualify as "rents from real property" if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of the tenant (subject to an exception for rents from a tenant that is a taxable REIT subsidiary). Under Section 7704 of the Internal Revenue Code, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively own 10% or more of the tenant. We believe that even if Mills LP were treated as a publicly traded partnership, Mills LP would meet the qualifying income exception and therefore maintain its classification as a partnership for federal income tax purposes.

        If Mills LP were taxable as a corporation, most, if not all, of the tax consequences described herein would be inapplicable. In particular, we would not qualify as a REIT because the value of our ownership interest in Mills LP would exceed 5% of our assets, and we would be considered to hold more than 10% of the voting securities (and 10% of the value of the outstanding securities) of another corporation. In this event, the value of our common stock could be adversely affected.

        Ownership of Partnership Interests by a REIT.    A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs. Thus, our proportionate share of the assets and items of income of Mills LP and of each subsidiary partnership and limited liability company of Mills LP that is treated as a partnership for federal income tax purposes is treated as our assets and items of income for purposes of applying the asset and income tests. We have control over Mills LP and substantially all of the subsidiaries of Mills LP that are treated as partnerships for federal income tax purposes and intend to operate them in a manner that is consistent with the requirements for our qualification as a REIT.

        Tax Allocations with Respect to Our Properties.    Mills LP was formed by way of contributions of appreciated property at the time of its formation. In addition, it has acquired a number of properties by contribution since that time. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. This difference is referred to as a "book-tax difference."

        Mills LP's partnership agreement requires that all allocations of partnership income, gain, loss and deduction be made in a manner consistent with Section 704(c) of the Internal Revenue Code and the applicable regulations. Therefore, these allocations will tend to eliminate the book-tax differences with respect to the contributed properties over the life of Mills LP. However, the allocation rules of Section 704(c) of the Internal Revenue Code may not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Consequently, the carryover basis of contributed properties held by Mills LP could cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if no property had a book-tax difference. Similarly, the carryover basis of contributed properties held by Mills LP could cause us to be allocated taxable gain in the event of a sale of contributed properties in excess of the economic or book income allocated to us as a result of such sale. Because our expenses will be decreased or our taxable income increased as a result of these allocations, a higher portion of our dividends will be taxable as ordinary income.

        MillsServices Corp.    A portion of the amounts used by Mills LP to fund distributions to partners, which in turn are used by us to fund distributions to holders of common stock, comes from MillsServices Corp. and other taxable REIT subsidiaries of ours. Such amounts are derived through payments on notes issued by MillsServices Corp. and dividends from MillsServices Corp. MillsServices Corp. does not qualify as a REIT and therefore pays federal, state and local income taxes on its net income at normal corporate rates. As a result of interest and other deductions, MillsServices Corp. does not pay significant income tax currently. There can be no assurance, however, that the Internal Revenue Service will not challenge these deductions. In any event, future increases in the income of MillsServices Corp. will be subject to income tax. To the extent that it pays such taxes, the cash available for distribution to stockholders is reduced accordingly.

        Furthermore, the taxable REIT subsidiary election with respect to MillsServices Corp. could lead to increased tax liabilities for two reasons. First, there are limits on the ability of a taxable REIT subsidiary to deduct interest payments made to an affiliated REIT. Accordingly, MillsServices Corp. will be limited in its ability to deduct interest payments on notes issued to Mills LP. Second, if a taxable REIT subsidiary pays an amount to a REIT that exceeds the amount that would be paid in an arm's length transaction, the REIT generally will be subject to an excise tax equal to 100% of the excess. This rule generally will apply to amounts paid to Mills LP by MillsServices Corp. and its subsidiaries.

        Our ownership of the securities of MillsServices Corp. is currently subject to certain asset tests. These tests restrict the ability of MillsServices Corp. to increase the size of its businesses unless the value of the assets of Mills LP increases at a commensurate rate. See "—Requirements for Qualification As a REIT—Asset Tests," above.

Penalty Tax on Prohibited Transactions

        Our share of any gain realized from the sale of any property held as inventory or otherwise primarily for sale to customers in the ordinary course of our trade or business generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Mills LP, through its subsidiary partnerships and limited liability companies, intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and leasing the properties and other retail properties and to make such occasional sales of the properties as are consistent with our investment objectives. Based upon such investment objectives, we believe that, in general, the properties should not be considered inventory or other property held primarily for sale to customers in the ordinary course of a trade or business and that the amount of income from prohibited transactions, if any, will not be material. Nevertheless, the Internal Revenue Service could contend otherwise. In particular, we indirectly own parcels of land that are located adjacent to particular properties that are not necessarily required for use within the regional outlet mall or community shopping center located at the property (referred to as "outparcels"). We may sell one or more of these outparcels from time to time. In addition, in connection with the development of a regional outlet mall at a property, we occasionally may sell parcels of land within the mall ("anchor parcels") to major anchor tenants who desire to own the land on which their facility is located. We believe that our infrequent sales of outparcels and anchor parcels should not result in the outparcels and anchor parcels being considered inventory or as held primarily for sale to customers in the ordinary course of our trade or business, but there is a risk that the Internal Revenue Service could contend otherwise, in which event the profit from such sales allocable to us would be subject to a 100% tax. If we determine that the anticipated level of activity with respect to the outparcels and/or anchor parcels would be sufficient to cause such sales to be subject to 100% tax, we will hold and sell such parcels through a taxable REIT subsidiary. A taxable REIT subsidiary would be subject to a corporate level tax on its taxable income attributable to land sales, thereby reducing the amount of cash available for distribution by us.

Other Tax Consequences for Us and Our Stockholders

        We and our stockholders are subject to state or local taxation in various state or local jurisdictions, including those in which Mills LP or our stockholders transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed herein. Consequently, our prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in us. To the extent that we own assets or conduct operations in foreign jurisdictions, we may also be subject to some foreign taxes.

Taxation of Taxable Domestic Stockholders

        As used in the remainder of this discussion, the term "U.S. stockholder" means a beneficial owner of common stock that is for United States federal income tax purposes:

  •
  a citizen or resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

  •
  a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

        Generally, in the case of a partnership that holds our common stock, any partner that would be a U.S. stockholder if it held the common stock directly is also a U.S. stockholder. A "non-U.S. stockholder" is a holder, including any partner in a partnership that holds common stock, that is not a U.S. stockholder.

        Distributions.    As long as we qualify as a REIT, distributions made to our taxable U.S. stockholders out of current or accumulated earnings and profits, which are not designated as capital gain dividends, will be taken into account by them as ordinary income. Corporate stockholders will not be eligible for the dividends received deduction with respect to these distributions.

        Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that the distributions do not exceed the adjusted basis of the stockholder's common stock. Rather, such distributions will reduce the adjusted basis of such common stock. To the extent that distributions exceed the adjusted basis of a U.S. stockholder's common stock, they will be taxable as capital gains, assuming the common stock is a capital asset in the hands of the U.S. stockholder. If we declare a dividend in October, November or December of any year with a record date in one of those months and pay such dividend on or before January 31 of the following year, we will be treated as having paid the dividend and our stockholders will be treated as having received the dividend on December 31 of the year in which the dividend was declared.

        We may elect to designate distributions of our net capital gain as "capital gain dividends." Capital gain dividends are taxed to U.S. stockholders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the stockholders have held their stock. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

        Instead of paying capital gain dividends, we may elect to require stockholders to include our undistributed net capital gains in their income. If we make such an election, U.S. stockholders (1) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (2) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. stockholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

        We may classify portions of our designated capital gain dividend in the following categories:

  •
  a 20% gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 20%; or

  •
  an unrecaptured Section 1250 gain distribution, which would be taxable to taxable non-corporate U.S. stockholders at a maximum rate of 25%.

        We must determine the maximum amounts that we may designate as 20% and 25% capital gain dividends by performing the computation required by the Internal Revenue Code, as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by the REIT will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

        Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of common stock will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. A U.S. stockholder may elect to treat capital gain dividends and capital gains from the disposition of common shares as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

        Sale of Common Stock.    Upon any taxable sale or other disposition of common stock, a U.S. stockholder will recognize gain or loss for federal income tax purposes on the disposition of common stock in an amount equal to the difference between:

  •
  the amount of cash and the fair market value of any property received on such disposition; and

  •
  the U.S. stockholder's adjusted basis in such common stock for tax purposes.

        Gain or loss will be capital gain or loss if the common stock has been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the stockholder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder's tax bracket. A U.S. stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 20%. U.S. stockholders that acquire, or are deemed to acquire, common stock after December 31, 2000, and who hold the common stock for more than five years, and certain low income taxpayers may be eligible for a lower long-term capital gains rate. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate stockholders) to a portion of capital gain realized by a noncorporate stockholder on the sale of REIT shares that would correspond to the REIT's "unrecaptured Section 1250 gain." Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

        In general, any loss upon a sale or exchange of securities by a U.S. stockholder who has held such securities for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions from us received by such U.S. stockholder that are required to be treated by such U.S. stockholder as long-term capital gains.

Taxation of Tax-Exempt Stockholders

        Provided that a tax-exempt stockholder has not held its common stock as "debt financed property" within the meaning of the Internal Revenue Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of common stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt financed property within the meaning of the Internal Revenue Code or has used the common shares in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Internal Revenue Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2), the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax exempt stockholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as UBTI as to any trust which is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "pension trusts."

        A REIT is a "pension held REIT" if it meets the following two tests:

  (1)
  it would not have qualified as a REIT but for the provisions of Section 856(h)(3) of the Internal Revenue Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

  (2)
  either (a) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT's shares, collectively owns more than 50% of the value of the REIT's shares.

        The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held requirement" without relying on the "look through" exception with respect to pension trusts. Based on the current estimated ownership of our common and preferred stock, and as a result of certain limitations on transfer and ownership of common and preferred stock contained in our charter, we do not expect to be classified as a "pension held REIT."

Taxation of Non-U.S. Stockholders.

        Distributions.    Distributions by us to a non-U.S. stockholder that are neither attributable to gain from sales or exchanges by us of "U.S. real property interests" nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. stockholders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. stockholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions not designated as (or deemed to be) capital gain dividends made to a non-U.S. stockholder unless:

  •
  a lower treaty rate applies and the non-U.S. stockholder files an Internal Revenue Service Form W-8BEN, evidencing eligibility for that reduced rate with us; or

  •
  the non-U.S. stockholder files an Internal Revenue Service Form W-8ECI with us, claiming that the distribution is effectively connected income.

        Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. stockholder in its common stock will reduce the non-U.S. stockholder's adjusted basis in its common stock and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. stockholder in its common stock will be treated as gain from the sale of its common stock, the tax treatment of which is described below. See "Taxation of Non-U.S. Stockholders—Sale of Common Stock".

        We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the non-U.S. stockholder is not liable for tax on the receipt of that distribution. However, a non-U.S. stockholder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. stockholder's U.S. tax liability with respect to the distribution is less than the amount withheld.

        Distributions to a non-U.S. stockholder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

  •
  the investment in the common stock is effectively connected with the non-U.S. stockholder's trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain, except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above, or

  •
  the non-U.S. stockholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

        We will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to foreign stockholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. stockholder's United States federal income tax liability.

        Although the law is not clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of the common stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the Internal Revenue Service a refund to the extent that their proportionate share of this tax paid by us were to exceed their actual United States federal income tax liability.

        Under the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. stockholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. stockholders will be taxed on this gain at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation.

        Sale of Common Stock.    Gain recognized by a non-U.S. stockholder upon the sale or exchange of our common stock generally would not be subject to United States taxation unless:

  •
  the investment in our common stock is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as domestic stockholders with respect to any gain;

  •
  the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

  •
  our common stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

        Our common stock will not constitute a United States real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. stockholders.

        We believe that, currently, we are a domestically-controlled REIT and, therefore, that the sale of our common stock would not be subject to taxation under FIRPTA. Because our common stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

        Even if we do not qualify as a domestically-controlled REIT at the time a non-U.S. stockholder sells our common stock, gain arising from the sale still would not be subject to FIRPTA tax if:

  •
  the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

  •
  the selling non-U.S. stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

        If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Backup Withholding Tax and Information Reporting

        U.S. Stockholders.    In general, information-reporting requirements will apply to payments of dividends on common stock and payments of the proceeds of the sale of common stock to some stockholders, unless an exception applies.

        The payor will be required to withhold tax on such payments at the rate of 30% (scheduled to be reduced incrementally to 28% by 2006) if (1) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding or (2) the Internal Revenue Service notifies the payor that the TIN furnished by the payee is incorrect.

        In addition, a payor of the dividends on the common stock will be required to withhold tax at a rate of 30% (scheduled to be reduced incrementally to 28% by 2006) if (1) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code or (2) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

        Some stockholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder's United States federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

        Non-U.S. Stockholders.    Generally, information reporting will apply to payments of dividends on common stock, and backup withholding described above for a U.S. stockholder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

        The payment of the proceeds from the disposition of common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. stockholders, unless the non-U.S. stockholder satisfies the requirements necessary to be an exempt non-U.S. stockholder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. stockholder of common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if the partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

        Applicable Treasury regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payer. Under these Treasury regulations, some stockholders are required to provide new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury regulations varies depending on the stockholder's particular circumstances, you are advised to consult your tax advisor regarding the information-reporting requirements applicable to you.

PLAN OF DISTRIBUTION

        Subject to the terms and conditions of a purchase agreement dated February 25, 2002, Cohen & Steers Quality Income Realty Fund, Inc., or the fund, has agreed to purchase, and we have agreed to sell to the fund, the number of shares of common stock set forth on the cover of this prospectus supplement. The purchase agreement provides that the obligations of the fund to purchase the common stock included in this offering are subject to the approval of certain legal matters by counsel and to certain other conditions.

        Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as our placement agent, on a best efforts basis, in connection with the sale of our shares of common stock to the fund, for which Merrill Lynch will receive a placement agent fee of $1,537,500. Merrill Lynch is also acting as an underwriter in the initial public offering of the common shares of the fund, for which services Merrill Lynch will receive customary fees. We have agreed to indemnify the placement agent against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments the placement agent may be required to make because of any of those liabilities.

        The expenses of the offering, including the placement agent fee, are estimated as $1,762,500 and are payable by us.

        Merrill Lynch has from time to time provided, and in the future may provide, certain investment banking services to us and our affiliates, for which they have received, and in the future would receive, customary fees.

LEGAL MATTERS

        The legality of the shares of common stock offered by this prospectus supplement will be passed upon for us by Hogan & Hartson L.L.P., Washington, D.C. In addition, certain legal matters will be passed upon for the placement agent by Clifford Chance Rogers & Wells LLP, New York, New York.

Prospectus

$340,000,000

THE MILLS CORPORATION

Common Stock and
Common Stock Warrants

        By this prospectus, we may offer, from time to time, in one or more series or classes the following securities:

  •
  shares of our common stock and

  •
  our warrants exercisable for common stock.

        The offered securities have an aggregate initial offering price of $340,000,000. We may offer the offered securities in amounts, at prices and on terms determined at the time of the offering. We will provide you with specific terms of the applicable offered securities in supplements to this prospectus. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will list the names of any underwriters of agents in the applicable prospectus supplement.

        Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol "MLS." On February 25, 2002, the last reported sale price of our common stock on the NYSE was $27.50 per share.

        You should read this prospectus, the documents that are incorporated by reference in this prospectus, and any prospectus supplement carefully before you decide to invest. This prospectus may not be used to consummate sales of any offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of the offered securities.

        Investing in the offered securities involves risks. You should read carefully the risks described in the "Risk Factors" section beginning on page S-2 of the accompanying prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 25, 2002

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Commission using a "shelf" registration process under the Securities Act of 1933. Under the shelf process, we may, from time to time, sell any combination of the offered securities described in this prospectus in one or more offerings up to a total dollar amount of $340,000,000.

        This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the Commission's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

        This prospectus provides you with a general description of the offered securities. Each time we sell any of the offered securities, we will provide you with a prospectus supplement that will contain specific information about the method and terms of that offering. The prospectus supplement may also add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

        We may sell the offered securities to or through underwriters, dealers or agents or directly to purchasers. The applicable prospectus supplement will provide the names of any underwriters, dealers or agents involved in the sale of the offered securities, and any applicable fee, commission or discount arrangements with them. For a more detailed description of the various means by which we may distribute the offered securities, you should read the information under the heading "Plan of Distribution."

        As used in this prospectus generally and in any accompanying prospectus supplement, the terms "Mills," the "company," "we," "our" or "us" mean The Mills Corporation and its direct and indirect subsidiaries, including The Mills Limited Partnership, or Mills LP, Management Associates Limited Partnership, and MillsServices Corp., which we consolidate for financial reporting purposes, unless the context indicates otherwise. As used in the sections of this prospectus entitled "Description of Common Stock," "Description of Common Stock Warrants" and "Restrictions on Ownership and Transfer," the terms "we" "our" and "us" solely refer to The Mills Corporation.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Commission. The file number under the Securities Exchange Act of 1934 for our Commission filings is No. 1-12994. You may read and copy materials that we have filed with the Commission, including the registration statement, at the Commission's public reference room located at:

    450 Fifth Street, N.W.
    Room 1024
    Washington, D.C. 20549

        Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings also are available to the public on the Commission's web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

        You also can read our Commission filings at the following address:

    New York Stock Exchange
    20 Broad Street
    New York, New York 10005

        The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus the documents and information we filed with the Commission that are identified below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated.

  1.
  Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (filed on March 28, 2001), as amended by Form 10-K/A (filed on August 10, 2001 and August 14, 2001).

  2.
  Quarterly Reports on Form 10-Q for the quarter ended March 31, 2001 (filed on May 15, 2001), as amended by Form 10-Q/A (filed on August 10, 2001), for the quarter ended June 30, 2001 (filed on August 13, 2001), and for the quarter ended September 30, 2001 (filed on November 14, 2001).

  3.
  Current Reports on Form 8-K (filed on April 30, 2001 (except for the information furnished under Item 9), July 13, 2001, August 24, 2001, and November 9, 2001 (except for the information furnished under Item 9)).

  4.
  Description of our common stock included in our Registration Statement on Form 8-A (filed on April 11, 1994), which incorporates by reference a description of our common stock from our Registration Statement on Form S-11 (File No. 33-71524, filed on April 11, 1994), which description we also incorporate by reference into this prospectus.

        You may request a copy of these filings, at no cost, by writing us at the following address or telephoning us at (703) 526-5000 between the hours of 9:00 a.m. and 4:00 p.m., Eastern Time:

    Secretary
    The Mills Corporation
    1300 Wilson Boulevard, Suite 400
    Arlington, Virginia 22209

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some statements made in this prospectus may constitute, and the documents incorporated by reference in this prospectus and any accompanying prospectus supplement may contain, "forward-looking statements" for the purposes of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on current expectations and are not guarantees of future performance.

        You often can identify forward-looking statements by our use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "would be," or "continue" or the negative of that terminology or other variations on that terminology or comparable terminology. Forward-looking statements are subject to numerous risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are:

  •
  the general economic climate;

  •
  the supply and demand for retail properties;

  •
  interest rate levels;

  •
  the availability of financing;

  •
  other risks associated with the development, acquisition, and operation of retail properties, including risks that the development of a project may not be completed on schedule, that we may not be able to lease available space to tenants at favorable rental rates, that tenants will not take occupancy or pay rent in accordance with their leases, or that development or operating costs may be greater than anticipated; and

  •
  the risk factors described in the accompanying prospectus supplement.

        Although we believe that the expectations reflected in our forward-looking statements are based upon reasonable assumptions, we cannot assure you that we will attain these expectations or that any deviations from these expectations will not be material. We undertake no duty or obligation to publicly announce any revisions to, or updates of, any of our forward-looking statements that may result from future events or circumstances.

THE COMPANY

        We own interests in, develop, redevelop, lease, acquire, expand and manage a portfolio currently consisting of 13 super-regional, retail and entertainment oriented centers, which we refer to as the "Mills" or "Block" projects, a community shopping center and a portfolio of 46 single tenant retail properties, subject to net leases, that operate as CVS pharmacies. We are the sole general partner of Mills LP. We conduct all of our business through Mills LP, in which we own, as of July 31, 2001, a 1% interest as the sole general partner and an approximate 59.3% interest as a limited partner. We are a publicly traded, self-managed real estate investment trust, or REIT, and have been a REIT since completion of our initial public offering in April 1994. Prior to that time, our assets, which then consisted of four Mills and ten community centers, were each held by individual partnerships.

        We maintain our executive offices at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209. Our telephone number is (703) 526-5000. We also maintain a web site at www.millscorp.com. The information on our web site is not, and you must not consider the information to be, a part of this prospectus.

USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any net proceeds from the sale of offered securities will be used for general operational purposes, which may include, but are not limited to, working capital, capital expenditures, development of additional properties, acquisitions and the repayment or repurchase of our indebtedness and our capital stock.

DESCRIPTION OF COMMON STOCK

        The following description sets forth the general terms of the common stock that we may issue. This description and the description contained in any prospectus supplement are not complete and are subject to and qualified in their entirety by reference to our certificate of incorporation and bylaws, each of which we will make available upon request.

General

        Our certificate of incorporation authorizes us to issue up to 100,000,000 shares of common stock. At February 25, 2002, 28,493,903 shares of our common stock were issued and outstanding. Currently outstanding shares of our common stock are listed for trading on the NYSE. We will apply to the NYSE to list the additional shares of our common stock to be sold under any prospectus supplement. We anticipate that the NYSE will list the additional shares.

        Subject to the preferential rights of any other classes or series of shares of capital stock and to the provisions of our certificate of incorporation regarding restrictions on transfers of shares of capital stock, holders of our common stock are entitled:

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  to receive distributions if, as and when authorized and declared by our board of directors, out of funds and other assets legally available for distribution, and

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  to share ratably in our assets that are legally available for distribution to our stockholders in the event of our liquidation, dissolution or wind up after payment of, or adequate provision for, all of our known debts and liabilities and subject to any liquidation preferences of the holders of our preferred stock.

Our series A preferred stock ranks senior to our common stock and all other equity securities that we may issue without first obtaining the consent of the holders of a majority of our series A preferred stock.

        Subject to the provisions of our certificate of incorporation regarding restrictions on the transfer of shares of our capital stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the elections of directors. Except as expressly provided for other class or series of shares of our capital stock, the holders of shares of common stock will possess exclusive voting power. Any matter submitted for stockholder approval generally will require a majority of the shares present and voting on that matter. There is no cumulative voting in the election of directors, which means that the holders of a majority of our outstanding common stock can elect all of the directors then standing for election.

        Holders of shares of our common stock have no subscription, redemption, conversion or preemptive rights.

        Our board of directors is a classified board composed of three classes of directors with staggered terms. Directors for each class are chosen for a three-year term upon expiration of the term of that class.

        Under the Delaware General Corporation Law, or the DGCL, a Delaware corporation generally cannot dissolve, amend its certificate of incorporation, participate in a merger or consolidation, effect a share exchange or transfer its assets unless the action to be taken has been approved by a majority of the board of directors and by stockholders holding at least a majority of the shares entitled to vote on the matter. The DGCL permits a corporation to specify a greater percentage in its certificate of corporation. In addition, some types of mergers may be accomplished without a stockholder vote. For example, under some circumstances, no stockholder vote is required for a merger of a subsidiary of a Delaware corporation into the parent corporation. Generally, a merger need not be approved by stockholders of a Delaware corporation that will survive a merger if (1) the merger does not result in a reclassification or change in the outstanding shares of the surviving corporation or an amendment to the surviving corporation's certificate of incorporation, and (2) the number of shares to be issued or delivered in the merger is not more than 20% of the surviving corporation's shares prior to the merger.

        We are a Delaware corporation and we generally follow the provisions of the DGCL. Any amendment to our certificate of incorporation, including the section that addresses the preservation of our REIT status, requires the approval of a majority of our board of directors and the affirmative vote of stockholders holding at least a majority of the shares entitled to vote on the matter. However, amendments to our certificate of incorporation that would be inconsistent with then existing provisions of our certificate of incorporation, excluding the section that address the preservation of our REIT status and introductory sections, would require the approval of a majority of our board of directors and the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. Our bylaws may be amended either by a majority of the board of directors or by the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast.

        Our certificate of incorporation authorizes our board of directors to designate the class and series of preferred stock, to establish the number of shares in each class or series, and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to divides or other distributions, qualifications or terms or conditions of redemption for each designated class or series.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

DESCRIPTION OF COMMON STOCK WARRANTS

General

        We may issue warrants to purchase shares of our common stock. We may issue these warrants independently or together with any other securities offered pursuant to any prospectus supplement and may attach or separate these warrant from those offered securities. Each series of warrants will be issued under warrant agreements to be entered into between us and a warrant agent specified in the prospectus supplement that related the warrants being offered. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not assume any obligation or relationship of agency or trust for or with an holders or beneficial owners of the warrants.

        The applicable prospectus supplement will describe the following terms of the warrants for which this prospectus is being delivered:

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  the title of the warrants;

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  the price or prices at which the warrants will be issued;

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  the total number of the warrants;

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  the designation, number and terms of shares of our common stock purchasable upon exercise of the warrants;

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  the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each of the other offered securities;

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  any provisions for adjustment of the number or amount of shares of common stock receivable upon exercise of the warrants or the exercise price of the warrants;

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  the date, if any, on and after which the warrants and the related common stock will be separately transferable;

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  information on book entry procedures, if any;

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  if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

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  the commencement date and the termination date of the right to exercise the warrants;

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  maximum and minimum number of the warrants that may be exercised at any one time; and

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  any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

        Each warrant will entitle its holder to purchase for cash the number of shares of our common stock as described in the prospectus supplement that relates to the warrants being offered. Warrants may be exercised at any time up to the close of business on the expiration date stated in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Warrants may be exercised as described in the applicable prospectus supplement. Upon our receipt of payment and the warrant certificate that is properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the shares of common stock purchasable upon exercise of the warrants. If less than all of the warrants represented by a warrant certificate are exercised, we will issue, or cause to be issued, to the holder a new warrant certificate for the remaining warrants.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

        For us to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of our outstanding shares of capital stock may be owned, actually or constructively, by five or fewer individuals during the last half of a taxable year or during a proportionate part of a shorter taxable year, other than the first year for which we made an election to be treated as a REIT.

For the purposes of this five or fewer requirement, individuals include the entities that are set forth in Section 542(a)(2), as modified by Section 856(h)(3), of the Internal Revenue Code. Attribution rules in the Internal Revenue Code determine if any individual constructively owns our capital stock under the five or fewer requirement.

        In addition, if we, or one or more owners of 10% or more of our capital stock, actually or constructively owns 10% or more of any of our tenants or a tenant of any partnership in which we are a partner, the rent that we receive either directly or through a partnership from the tenant generally will not be qualifying income for purposes of the REIT gross income tests under the Internal Revenue Code. A limited exception to this 10% related party tenant rule applies if the tenant qualifies as a "taxable REIT subsidiary" under the Internal Revenue Code. A REIT's shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, other than the first year for which an election to be treated as a REIT has been made. Furthermore, in order to qualify as a "domestically-controlled REIT" under the Internal Revenue Code, at least 50% of the shares of our capital stock must be beneficially owned by U.S. persons.

        Primarily because our board of directors believes it is desirable for us to qualify as a REIT, our certificate of incorporation provides that no person may acquire additional shares if, as a result, any five beneficial owners of our capital stock would own more than 49.9% of our outstanding capital stock. As a result, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, subject to limited exceptions, more than a specified percentage of our outstanding capital stock. Our board of directors currently has set this ownership limit at 9.225%.

        Our board of directors has waived the ownership limit as to holders of our series A preferred stock, so long as no individual will own, actually or constructively, shares of our capital stock in excess of the ownership limit and there will not occur any violation of (1) the 10% related party tenant rule with regard to a tenant from which we derive more than 0.5% of our gross income for a calendar year and (2) the domestically-controlled REIT rule.

        We are in the process of finalizing a waiver of the Ownership Limit as to Kan Am, a joint venture partner which holds approximately, 29.7% of the units of Mills LP, and its affiliates, subject to limitations established in our certificate of incorporation to preserve our REIT status. This waiver, which is contingent on Kan Am and us entering into a definitive agreement relating to Kan Am's commitment to contribute additional funds for our development projects, as described in the "Recent Developments" section of the accompanying prospectus supplement, also will apply to the initial transferees of Kan Am and its affiliates, subject to continued compliance by Kan Am with its contribution obligations, to Kan Am's compliance with certain first refusal rights in our favor, and to compliance by Kan Am and its affiliates and the transferees with the applicable restrictions relating to preservation of our REIT status.

        The ownership attribution rules under the Internal Revenue Code are complex and may cause capital stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, if an individual or entity acquires shares of our capital stock that amount to less than the ownership limit, or acquires an ownership interest in an entity that owns, actually or constructively, any shares of our capital stock, that individual or entity, or another individual or entity, could be considered to own constructively shares of our capital stock in excess of the ownership limit.

        Our board of directors, in its sole and absolute discretion, may grant an exemption from the ownership limit to a person if the person is not an individual, taking into account Section 856(h)(3)(A) of the Internal Revenue Code, our board of directors receives from the person all representations and warranties that our board may require in its sole discretion, and the person agrees that any violation of the representations and warranties will result in the person being subject to our "excess stock" provisions, which are described below.

        Our board of directors has the authority to increase the ownership limit from time to time. However, our board of directors does not have the authority to do so if, after giving effect to the increase, five beneficial owners of capital stock could beneficially own in the aggregate more than 49.9% of our outstanding capital stock.

        In addition to imposing an ownership limit, our certificate of incorporation further prohibits:

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  any person from acquiring shares of our capital stock if, as a result of the acquisition, we would be "closely held" within the meaning of Section 856(h) of the Internal Revenue Code, and

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  any person from transferring shares of our capital stock if the transfer would result in shares of our capital stock being owned by fewer than 100 persons.

        Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to notify us immediately and to provide us with information that we may request in order to determine the effect of the transfer on our status as a REIT.

        If any intended transfer of shares of our capital stock or any other event would otherwise result in any person violating the ownership limit or the other restrictions in our certificate of incorporation, then the intended transfer will be void and of no force or effect as to the intended transferee for that number of shares that exceeds the ownership limit. The excess shares will be exchanged automatically for shares of "excess stock" that are non-voting and may not participate in distributions. In the case of any event, other than a transfer, that would cause a person to hold record title to any shares in excess of the ownership limit, the person will cease to own any right of interest in the shares that exceed the ownership limit. The excess shares held by that person will be exchanged automatically for shares of "excess stock," effective as of the close of the business day immediately before the event causing the excess shares.

        Pursuant to our certificate of incorporation, the excess stock will be transferred to us as trustee of a trust for the exclusive benefit of the transferee or transferees to whom the shares ultimately are transferred. Those transferees also will be subject to the ownership limit. While held in trust, the excess stock will not be entitled to vote, will not be considered for purposes of any stockholder vote or the determination of a quorum for the stockholder vote, and will not be entitled to participate in any distributions made by us other than liquidating distributions. The original holder may designate, at any time the excess stock is held by us in trust, a beneficiary of the original holder's interest in the trust, provided that:

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  the original holder may not receive a price for the excess stock that exceeds the price paid by the original holder, and

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  the designated beneficiary's ownership of the capital stock represented by the excess stock will not exceed the ownership limit.

Immediately after the original holder designates a beneficiary or beneficiaries, shares of excess stock will be exchanged automatically for shares of capital stock out of the class or series from which the excess stock originally converted. In addition, we would have the right, for a period of 90 days during the time the excess stock is held by us in trust, to purchase from the original holder all or any portion of the excess stock. The purchase price payable would be the lower of (1) the price paid by the original holder and (2) the average closing market price for our capital stock on the date we make the purchase, or, if the capital stock being purchased is not being traded, the average of the last reported sales price of our capital stock on the ten days immediately preceding the date of our purchase. This 90-day period begins on the date of the violative transfer if the original holder notifies us in writing of the transfer, or the date our board of directors determines that a violative transfer has occurred if no notice is provided.

        The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

        All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, shares of our capital stock in excess of the ownership limit of 9.225%, or the lesser percentage described in the rules and regulations under the Internal Revenue Code, must notify us in writing within 30 days after December 31 of each year. Each written notice must state the person's name and address, the number of shares beneficially owned and a description of how the shares are held. In addition, each holder of our capital stock must provide to us in writing, upon our request, information regarding the direct, indirect and constructive ownership of shares that will enable us to determine whether the ownership and transfer restrictions contained in our certificate of incorporation have been satisfied and to assess our continuing status as a REIT.

PLAN OF DISTRIBUTION

        We may sell the securities being offered by this prospectus and any accompanying prospectus supplement:

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  directly to purchasers,

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  through agents,

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  through dealers,

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  through underwriters,

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  directly to our stockholders, or

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  through a combination of any of the above methods of sale.

        The distribution of the offered securities may be effected from time to time in one or more transactions:

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  at a fixed price or prices, which may be changed,

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  at market prices prevailing at the time of sale,

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  at prices related to the market prices prevailing at the time of sale, or

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  at negotiated prices.

        We may solicit directly offers to purchase any offered securities. Agents designated by us from time to time may also solicit offers to purchase offered securities. An agent that we designate may be considered to be an "underwriter" as that term is defined in the Securities Act of 1933. Any designated agent that is involved in the offer or sale of the offered securities will be named, and any commissions payable by us to that agent will be described, in the applicable prospectus supplement.

        If we use a dealer to sell offered securities, we will sell the offered securities to the dealer, as principal. The dealer may be considered to be an "underwriter" as that term is defined in the Securities Act of 1933. The dealer may resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale.

        If we use an underwriter to sell offered securities, we will enter into an underwriting agreement with the underwriter at the time we sell the offered securities to them. The underwriter will be named in the prospectus supplement that the underwriter will use to resell the offered securities. In connection with the resale of offered securities, the underwriter may be considered to receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom the underwriter may act as agent. The underwriter may also sell offered securities to or through dealers. Those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or commissions from the purchasers for whom the dealers may act as agents. The applicable prospectus supplement will describe any underwriting compensation that we pay to underwriters in connection with the offering of offered securities, and any discounts, concessions or commissions that the underwriter allows to participating dealers.

        We may enter into agreements with underwriters, dealers, agents and other persons that contain indemnification provisions. Under those agreements, we may be obligated to indemnify the applicable underwriter, dealer, agent or other person against various civil liabilities, including liabilities under the Securities Act of 1933. In addition, we also may be obligated to contribute to payments that the applicable underwriter, dealer, agent or other person may be required to make. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

        We may authorize underwriters, dealers or other persons to solicit offers by various institutions to purchase offered securities pursuant to contracts that provide for the payment for and delivery of the offered securities on a future date or dates. If we so authorize, the applicable prospectus summary will indicate our authorization. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, subject to our approval. The obligations of purchasers under these contracts will not be subject to any conditions except that

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  at the time of delivery, the purchase of the offered securities will not be prohibited under the laws of the jurisdiction to which a purchaser is subject and

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  if the offered securities are also being sold to underwriters, we will have sold to those underwriters the offered securities not sold for delayed delivery.

        The underwriters, dealers and other persons will not have any responsibility for the validity or performance of these contracts. The prospectus supplement relating to these contracts will state the price to be paid for the offered securities under these contracts, the commission payable for solicitation of these contracts and the date or dates in the future for delivery of offered securities under these contracts.

        Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Securities Exchange Act of 1934. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the offered securities in an offering of offered securities, thereby creating a short position in the underwriters' account. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would be otherwise in the absence of those transactions. Stabilizing and syndicate covering transactions, if commenced, may be discontinued by an underwriter at any time.

        The anticipated date of delivery of offered securities will be stated in the applicable prospectus supplement relating to each offer.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule appearing in our Annual Report on Form 10-K/A for the year ended December 31, 2000, as set forth in their report thereon included therein and incorporated herein by reference. Our consolidated financial statements and schedule, are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

        In connection with this prospectus, Hogan & Hartson L.L.P., Washington, D.C., has provided its opinion as to the validity of the issuance of the offered securities and as to the qualification of The Mills Corporation as a REIT for federal income tax purposes. If the offered securities are distributed in an underwritten offering or through agents, various legal matters may be passed upon for any underwriters or agents by their counsel identified in the applicable prospectus supplement.

1,090,909 Shares

THE MILLS CORPORATION

Common Stock

PROSPECTUS SUPPLEMENT

February 25, 2002

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Prospectus
ABOUT THIS PROSPECTUS SUPPLEMENT
SUMMARY
The Company
The Offering
RISK FACTORS
RECENT DEVELOPMENTS
USE OF PROCEEDS
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE COMPANY
USE OF PROCEEDS
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF COMMON STOCK WARRANTS
RESTRICTIONS ON OWNERSHIP AND TRANSFER
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS